Exhibit 99.1
NEWS RELEASE
UROPLASTY REPORTS IMPROVED FINANCIAL PERFORMANCE FOR
FOURTH QUARTER FY2010
-Macroplastique® Generates Strong Growth in the U.S. -
-Urgent® PC Receives CPT® CategoryI Code Effective January 2011
-Operating and Net Loss Reduced-
- Conference Call to be Held Today at 3:30 pm Central Time -
MINNEAPOLIS, MN, May 27, 2010 — Uroplasty, Inc. (NYSE Amex: UPI), a medical device company that develops, manufactures and markets innovative proprietary products to treat voiding dysfunctions, today reported financial results for the fourth fiscal quarter and full year ended March 31, 2010. The results were highlighted by continued strong U.S. sales growth for Macroplastique and a reduction in operating and net loss compared to the prior year.
“From all perspectives, our team successfully executed our fiscal 2010 strategy focused on growing U.S. Macroplastique sales and maximizing the potential for gaining a unique CPT code for Urgent PC® treatments,” said David Kaysen, President & CEO. “In early May, we reported success on the CPT front with the news that percutaneous tibial nerve stimulation (PTNS), the procedure performed using our Urgent PC Neuromodulation System, will receive a Category I CPT reimbursement code. Reimbursement rates for the procedure have not yet been established and a new CPT code number has not yet been assigned. The new CPT code number and the reimbursement amount will be published in the Federal Register by the Centers for Medical and Medicare Services (CMS) sometime in October or early November 2010. Physicians may not request reimbursement using the new CPT code prior to January 2011. Receiving a Category I CPT code represents a major milestone for our Company as well as further advancement of Urgent PC to treat symptoms associated with overactive bladder.
“Our fiscal fourth quarter sales illustrate the continued strong growth of Macroplastique in the U.S.,” continued Mr. Kaysen. “Sales of Macroplastique in the U.S. about doubled over the corresponding year-ago period and our momentum in the market continues to be quite strong. Macroplastique’s fourth quarter performance in the U.S. allowed us to reverse the overall sales decline in earlier quarters compared to the corresponding year-ago periods, even while the now-stable Urgent PC sales in the U.S. declined due to the current uncertain reimbursement situation. We also continued our solid management of expenses and ended the fiscal year with a cash position of $5.8 million.”
Fiscal Fourth Quarter and Full Year Results for the Periods Ended March 31, 2010
Net sales for the three months ended March 31, 2010 were $3.0 million versus $2.9 million for the year-ago quarter. Net sales for fiscal 2010 were $11.9 million versus $14.7 million for the prior fiscal year.

Sales to customers in the U.S. for the three months ended March 31, 2010 were $1.6 million, about equal to the sales in the same period a year ago. A decline in sales of Urgent PC product was about equally offset by an increase in sales of Macroplastique. Macroplastique sales of $654,000 about doubled from $348,000 in the year-ago quarter. Urgent PC sales of $909,000 declined from $1.2 million in the year-ago quarter. For fiscal 2010 sales of $6.1 million declined from $8.0 million in fiscal 2009 due to the Urgent PC sales decline, which was partially offset by an increase in Macroplastique sales. Sales in the U.S. of Urgent PC declined to $3.8 million in fiscal 2010, from $6.8 million in fiscal 2009. The trend in decline of Urgent PC sales over corresponding year-ago periods began in the second half of fiscal 2009 due to reimbursement related issues. Urgent PC sales in fiscal 2010 have stabilized at around $0.9 million to $1 million per quarter. Sales in the U.S. of Macroplastique about doubled to $2.2 million in fiscal 2010 from $1.1 million in fiscal 2009. Sales of Macroplastique have steadily increased because of increased sales and marketing focus, and the announced withdrawal from the market of a competitive product.
Net sales to customers outside of the U.S. for the three months ended March 31, 2010 were $1.4 million, an increase of 8%, compared to $1.3 million in the year-ago period. Excluding the translation impact of fluctuations in foreign currency exchange rates, sales increased by approximately 1%. Sales to customers outside of the U.S. for fiscal 2010 were $5.8 million, a decrease of 14 percent, from $6.8 million in fiscal 2009. Excluding the translation impact of fluctuations in foreign currency exchange rates, sales decreased by approximately 12%. The sales decrease for the fiscal year is mainly attributed to increased competition during the first half of the year for Macroplastique from a newly-introduced product. In addition, in fiscal 2010, the Company discontinued in the United Kingdom its mid-urethral sling product, which accounted for approximately $191,000 of sales in fiscal 2009.
Operating loss for the fourth fiscal quarter ended March 31, 2010 was $561,000 compared to an operating loss of $1.7 million in the year-ago quarter. Operating loss for fiscal 2010 was $3.2 million as compared with an operating loss of $3.6 million in fiscal 2009. Net loss for the fourth fiscal quarter ended March 31, 2010 was $577,000, or $0.04 per diluted share, versus a net loss of $1.7 million, or $0.11 per diluted share in the year-ago quarter. For fiscal 2010, the net loss was $3.2 million, or $0.21 per diluted share as compared with a net loss of $3.6 million in fiscal 2009, or $0.24 per diluted share. The decline in operating and net loss is attributed primarily to spending reductions.
At March 31, 2010, cash and cash equivalents, and short-term investments were $5.8 million compared with $5.9 million at December 31, 2009 and $7.8 million as of March 31, 2009. In addition, since March 31, 2010, the Company has realized approximately $0.9 million in proceeds from warrants exercised to purchase its common shares. Further, on May 26, 2010 the Company exercised the early call provision on the remaining warrants to purchase 522,500 shares of common stock at an exercise price of $2.50 per share.
Fiscal 2011 Outlook
     “Looking ahead, our fiscal 2011 is already off to an excellent start now that we have clarity about the CPT reimbursement code for Urgent PC. Building off this momentum, Urgent PC will be the subject of a podium presentation and a poster presentation at the upcoming American Urological Association (AUA) Annual Meeting, which begins on May 29 in San Francisco, CA. In addition, Macroplastique will be featured in a poster presentation at the AUA also,” added Mr. Kaysen.
“From a revenue perspective, our goal for fiscal 2011 is to continue the strong growth of Macroplastique. While reimbursement claims using the new CPT code for Urgent PC may not be submitted prior to January

2011, our team is preparing for a significant sales and marketing push later this calendar year. We expect that U.S. Urgent PC sales will remain relatively stable during the first nine months of fiscal 2011, as compared to fiscal 2010 levels, and begin ramping in the fiscal fourth quarter once the CPT code becomes effective. If reimbursement rates are adequate, we hope to capture some portion of the market for patients who discontinue the drug regimens to treat symptoms of overactive bladder due to the harsh side effects of those drugs. Over time, if we can capture just five percent of those patients, we believe this could result in revenue of more than $200 million. In addition, during fiscal 2011, we will be exploring the emerging opportunity in the U.S. to treat fecal incontinence using the Urgent PC. The Urgent PC is already CE-marked for treatment of fecal incontinence and our Urgent PC business in Europe, though small, is primarily focused on the fecal incontinence market with good success. In summary, we are quite excited about the opportunities ahead for our company, and are focused on executing plans that fully capitalize on those opportunities,” Mr. Kaysen concluded.
Conference Call
Uroplasty will host an audio conference call today at 3:30 pm Central, 4:30 pm Eastern, to review the financial results for the fourth fiscal quarter and full year ended March 31, 2010. David Kaysen, President and Chief Executive Officer and Medi Jiwani, Vice President, Chief Financial Officer and Treasurer will host the call. Individuals wishing to participate in the conference call should dial 800-762-8779. An audio replay will be available for 30 days following the call at 800-406-7325 (domestic) or 303-590-3030 (international), with the passcode 4303460#.
About Uroplasty, Inc.
Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly-owned subsidiaries in The Netherlands and the United Kingdom, is a medical device company that develops, manufactures and markets innovative proprietary products for the treatment of voiding dysfunctions. Our focus is the continued commercialization of our Urgent PC system, which we believe is the only FDA-approved minimally invasive nerve stimulation device designed for office-based treatment of urinary urgency, urinary frequency and urge incontinence — symptoms often associated with overactive bladder.
We also offer Macroplastique Implants, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. For more information on the company and its products, please visit Uroplasty, Inc. at www.uroplasty.com.
Forward-Looking Information
This press release contains forward-looking statements, which reflect our best estimates regarding future events and financial performance. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our anticipated results. We discuss in detail the factors that may affect the achievement of our forward-looking statements in our Annual Report on Form 10-K filed with the SEC. Further, we cannot assure you that third-party payers will provide or continue to provide coverage and reimbursement for our products, or reimburse the providers an amount sufficient to cover their costs and expenses. We further cannot assure that reimbursement or other issues will not further impact our future fiscal results.
CPT is a registered trademark of the American Medical Association.

For Further Information: Uroplasty, Inc. David Kaysen, President and CEO, or Medi Jiwani, Vice President, CFO, and Treasurer 952.426.6140	EVC Group Doug Sherk (Investors) 415.896.6820 Chris Gale (Media) 646.201.5431
(tables to follow)

UROPLASTY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended
	March 31,		Fiscal Year Ended
	(unaudited)		March 31,
	2010	2009	2010	2009

Net sales	$2,982,656	$2,908,759	$11,863,202	$14,742,182
Cost of goods sold	466,412	492,822	2,058,855	2,283,975

Gross profit	2,516,244	2,415,937	9,804,347	12,458,207

Operating expenses
General and administrative	597,701	758,306	2,798,900	3,428,959
Research and development	420,211	1,093,905	1,785,405	2,551,075
Selling and marketing	1,848,534	2,004,118	7,576,776	9,255,025
Amortization	211,048	211,957	845,553	845,524

	3,077,494	4,068,286	13,006,634	16,080,583

Operating loss	(561,250)	(1,652,349)	(3,202,287)	(3,622,376)

Other income (expense)
Interest income	15,639	34,056	92,736	196,714
Interest expense	(3,490)	(1,789)	(14,476)	(17,160)
Foreign currency exchange loss	(14,522)	(13,111)	(37,552)	(13,843)
Other, net	(670)	(2,060)	(853)	(6,747)

	(3,043)	17,096	39,855	158,964

Loss before income taxes	(564,293)	(1,635,253)	(3,162,432)	(3,463,412)

Income tax expense	12,349	81,334	41,379	114,708

Net loss	$(576,642)	$(1,716,587)	$(3,203,811)	$(3,578,120)

Basic and diluted loss per common share	($0.04)	($0.11)	($0.21)	($0.24)

Weighted average common shares outstanding:
Basic and diluted	14,946,540	14,932,540	14,944,354	14,922,502

UROPLASTY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
March 31,

	2010	2009
Assets:
Current assets:
Cash, equivalents and short-term investments	$5,811,269	$7,776,299
Accounts receivable, net	1,287,440	1,214,049
Income tax receivable	23,820	—
Inventories	341,497	495,751
Other	237,321	279,898

Total current assets	7,701,347	9,765,997

Property, plant, and equipment, net	1,230,771	1,401,229
Intangible assets, net	2,533,095	3,378,648
Prepaid pension asset	—	66,130
Deferred tax assets	108,530	68,793

Total assets	$11,573,743	$14,680,797

Liabilities and Shareholders’ Equity:
Total current liabilities	1,645,679	1,927,998
Deferred rent — less current portion	112,500	147,576
Accrued pension liability	601,037	296,646

Total liabilities	2,359,216	2,372,220

Total shareholders’ equity	9,214,527	12,308,577

Total liabilities and shareholders’ equity	$11,573,743	$14,680,797

UROPLASTY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended March 31,

	2010	2009
Cash flows from operating activities:
Net loss	($3,203,811)	($3,578,120)

Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	1,138,077	1,135,800
Loss on disposal of equipment	853	6,757
Share-based consulting expense	—	60,093
Share-based compensation expense	414,507	689,513
Deferred income taxes	(39,741)	17,594
Deferred rent	(35,000)	(35,000)
Changes in operating assets and liabilities:
Accounts receivable	(56,052)	918,959
Inventories	172,723	(19,512)
Other current assets and income tax receivable	(42,827)	50,086
Accounts payable	(127,355)	(25,781)
Accrued liabilities	(152,776)	(655,186)
Accrued pension liability, net	39,159	13,111

Net cash used in operating activities	(1,892,243)	(1,421,686)

Cash flows from investing activities:
Proceeds from sale of short-term investments	5,500,000	14,157,410
Purchase of short-term investments	(4,500,000)	(12,391,373)
Purchases of property, plant and equipment	(111,154)	(199,704)
Proceeds from sales of equipment	2,800	—
Payments for intangible assets	—	(23,282)

Net cash provided by investing activities	891,646	1,543,051

Cash flows from financing activities:
Repayment of debt obligations	—	(455,913)

Net cash used in financing activities	—	(455,913)

Effect of exchange rates on cash and cash equivalents	35,567	(269,197)

Net decrease in cash and cash equivalents	(965,030)	(603,745)

Cash and cash equivalents at beginning of year	3,276,299	3,880,044

Cash and cash equivalents at end of year	$2,311,269	$3,276,299

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$7,697	$13,612
Cash paid during the year for income tax	135,032	18,335

Non-GAAP Financial Measures. The following table reconciles our operating loss calculated in accordance with accounting principles generally accepted in the U.S. (GAAP) to non-GAAP financial measures that exclude non-cash charges for share-based compensation, and depreciation and amortization expenses from gross profit, operating expenses and operating loss. The non-GAAP financial measures used by management and disclosed by us are not a substitute for, or superior to, financial measures and consolidated financial results calculated in accordance with GAAP, and you should carefully evaluate our reconciliations to non-GAAP. We may calculate our non-GAAP financial measures differently from similarly titled measures used by other companies. Therefore, our non-GAAP financial measures may not be comparable to those used by other companies. We have described the reconciliations of each of our non-GAAP financial measures described above to the most directly comparable GAAP financial measures.
We use these non-GAAP financial measures, and in particular non-GAAP operating loss, for internal managerial purposes and incentive compensation for senior management because we believe such measures are one important indicator of the strength and the operating performance of our business. Analysts and investors frequently ask us for this information. We believe that they use such measures to evaluate the overall operating performance of companies in our industry, including as a means of comparing period-to-period results and as a means of evaluating our results with those of other companies.
Our non-GAAP operating loss for fiscal 2010 and 2009 was approximately $1.6 million and $1.7 million, respectively.

	Years ended
	March 31,
	2010	2009

Gross Profit
GAAP gross profit	$9,804,347	$12,458,207
% of sales	83%	85%
Share-based compensation	27,400	42,818
Depreciation expenses	58,105	52,432

Non-GAAP gross profit	9,889,852	12,553,457

Operating Expenses
GAAP operating expenses	13,006,634	16,080,583
Share-based compensation	387,107	706,788
Depreciation expenses	234,419	237,844
Amortization expenses	845,553	845,524

Non-GAAP operating expenses	11,539,555	14,290,427

Operating Loss
GAAP operating loss	(3,202,287)	(3,622,376)
Share-based compensation	414,507	749,606
Depreciation expenses	292,524	290,276
Amortization expenses	845,553	845,524

Non-GAAP operating loss	($1,649,703)	($1,736,970)